EXHIBIT 99.1


On July 16, 2002, the Registrant issued the following press release:


           "PYR ENERGY REPORTS FINANCIAL RESULTS FOR THE THIRD FISCAL
                           QUARTER ENDED MAY 31, 2002

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced a net loss of $300,448, or $.01 per share, for its third fiscal quarter ended May 31, 2002 as compared with net income of $459,201, or $.02 per share, for the comparable quarter of the prior year. For the nine months ended May 31, 2002, the Company reported a net loss of $937,986, or $.04 per share, compared with net income of $203,921 or $.01 per share for the nine months ended May 31, 2001.

     The net loss recorded in the quarter and nine months ended May 31, 2002, compared to net income recorded in the comparable prior year periods, results primarily from decreases in both production volumes and commodity prices from its ownership interest in its only currently producing property, the East Lost Hills ELH #1 well located in the San Joaquin Basin of California. The oil and gas production from the ELH #1 well continues to be limited by the amount of production water that is accepted at water disposal facilities. Significant operations continue at the East Lost Hills project, including evaluating alternatives to the current water disposal facilities.

     There are two wells that are in the process of production testing and one well drilling at the East Lost Hills project. The ELH #4 well, located approximately four miles southeast of the ELH #1 well, was drilled to its total depth of approximately 20,500 feet. Although formal production testing has not yet begun, the well has been flowing on clean up. The ELH #9 well, located approximately six miles southeast of the ELH #1 well was drilled to a total depth of approximately 21,100 feet and production testing commenced during late June 2002 below the Temblor in the Kreyenhagen. Continued production testing of this well has been delayed pending arrival of appropriate equipment to perform an acid stimulation procedure in order to fully evaluate this zone. A third well at East Lost Hills, the Aera Energy LLC NWLH 1-22, located approximately three and a half miles northwest of the ELH #1 well, is continuing drilling operations at an approximate depth below 20,200 feet. The Company owns a 12.12% working interest in the ELH #1, #4 and #9 wells and a 4.04% working interest in the Aera NWLH 1-22 well.

     During the quarter ended May 31, 2002, the Company recorded $29,460 from the sale of 10,696 mcf of natural gas for an average price of $2.75 per mcf and $8,426 from the sale of 434 bbls of hydrocarbon liquids for an average price of $19.41 per barrel. For the corresponding quarter ended May 31, 2001, the Company recorded $738,004 from the sale of 57,376 mcf of natural gas for an average price of $12.86 per mcf and $84,989 from the sale of 3,166 bbls of hydrocarbon liquids for an average price of $26.84 per barrel.

     General and administrative expenses were $323,474, and $370,021 for the quarters ended May 31, 2002 and 2001, respectively. For the nine months ended May 31, 2002 and 2001, the Company's general and administrative expenses were $975,759 and $955,068, respectively.

     At May 31, 2002, the Company had cash of $7,632,128, working capital of $7,115,579, total assets of $25,448,168, current liabilities of $582,338, long-term debt of $6,000,000, stockholders' equity of $18,865,830, and there were 23,691,357 common shares outstanding. The long-term debt results from the previously reported sale of convertible notes.

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     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/or participants in any of the projects discussed."